Filed Under Rule 424 (b)(3) and (c)
                                             File Number 333-76725



                 Prospectus Supplement Dated September 24, 1999

                                       to

                          Prospectus Dated May 26, 1999

                              AMERICA ONLINE, INC.

                        31,024,709 Shares of Common Stock

     This prospectus supplement adds information to the prospectus dated May 26, 1999 of America Online, Inc. relating to 31,024,709 shares of common stock which is held by the selling stockholders listed in the prospectus.


                              Selling Stockholders


     The table of Selling Stockholders in the prospectus is amended to add the following Selling Stockholder:

                                                          Number of Shares           Percent of
                                   Number of Shares      Registered for Sale      Outstanding Shares
Name of Selling Stockholder       Beneficially Owned          Hereby            After the Offering

The Scurlock 1993 Trust                 19,782 (1)            16,182 (2)                   *

______________
* The percentage is less than 1% of the outstanding shares of the Company's common stock.
(1) Includes 3,000 shares of Common Stock owned directly by Robert Scurlock, one of the trustees of The Scurlock 1993 Trust. The trustees of the trust named in the table, to the Company's knowledge, have sole voting and investment power with respect to the 16,182 shares of Common Stock beneficially owned by them.
(2) The Scurlock 1993 Trust was listed as a selling stockholder in a supplement dated September 17, 1999. This supplement is intended to correct the number of shares registered for sale by The Scurlock 1993 Trust.